Camber Energy, Inc. 8-K

Exhibit 10.5

ASSIGNMENT OF MEMBERSHIP
INTERESTS

This Assignment of Membership Interests (this “Assignment”), dated effective as of June 25, 2020 (the “Effective Date”), is entered into by and between Viking Energy Group, Inc., a Nevada corporation (“Viking”), and Camber Energy, Inc., a Nevada corporation (“Camber”).

RECITALS:

A.        Viking and Camber are parties to that certain Agreement and Plan of Merger, dated effective as of February 3, 2020 (as amended to date, including, but not limited to by the Third Amendment to Agreement and Plan of Merger dated on or around the date hereof, the “Third Amendment”, and as amended to date, the “Agreement”), relating to the proposed merger of Viking and Camber (the “Merger”).

B.         Pursuant to the Third Amendment, Viking has agreed to transfer to Camber five percent (5%) of the issued and outstanding membership interests (the “Purchased Interests”) of Elysium Energy Holdings, LLC (“Holdings”), bringing Camber’s ownership of Holdings to 30%, in exchange for, inter alia, Camber advancing, on the date hereof, USD$4,200,000 (the “Investment Amount”) to Viking.

C.        In accordance with the Agreement, Viking desires to transfer all of the Purchased Interests to Camber, and Camber desires to accept the Purchased Interests from the Viking.

NOW, THEREFORE, the parties to this Assignment hereby agree as follows:

1.         Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Agreement.

2.         Assignment of Purchased Interests. In accordance with the Agreement (and the Third Amendment) and in exchange for good and valuable consideration, the receipt of which is hereby acknowledged, and effective as of the Effective Date, the Viking hereby sells, assigns, transfers, conveys and delivers to Camber, and Camber hereby purchases and accepts, all of the Purchased Interests free and clear of all encumbrances.

3.         Future Cooperation. Viking and Camber mutually agree to execute any further deeds, bills of sale, assignments, or other documents as may be reasonably requested by the other party for the purpose of giving effect to, evidencing or giving notice of the transaction evidenced by this Assignment.

4.         Representations of Viking.

(a)        Authority. Viking has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. Viking has duly and validly executed and delivered this Agreement and will, on or after the date hereof, execute, such other documents as may be required hereunder and, assuming the due authorization, execution and delivery of this Assignment by the parties hereto and thereto. Viking is authorized to affect the transactions contemplated herein. This Assignment constitutes the legal, valid and binding obligation of Viking in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

(b)        No Conflict. The execution and delivery by Viking of this Assignment and the consummation of the transactions contemplated hereby and thereby, do not and will not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; (b) result in or require the creation of any lien upon the Purchased Interests, or (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which Viking is a party or by which Viking is bound or affected.

(c)        Title to Purchased Interests. Viking is the sole record and beneficial owner of the Purchased Interests and has good and marketable title to all of the Purchased Interests, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances. Viking has sole managerial and dispositive authority with respect to the  Purchased Interests and has not granted any person a proxy or option to buy the Purchased Interests that has not expired or been validly withdrawn. The sale and delivery of the Purchased Interests to Camber pursuant to this Assignment will vest in Camber the legal and valid title to the Purchased Interests, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever (“Encumbrances”).

5.         Amendment and Modification; Waiver. This Assignment may be amended, modified and supplemented only by written instrument duly authorized and executed by the Viking and Camber. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Assignment shall not operate or be construed as a waiver of any other provision or breach.

6.         Governing Law. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without regard to conflict of law principles.

7.         Inconsistencies with Agreement. Notwithstanding anything to the contrary contained herein, the terms of this Assignment are subject to the terms, provisions, conditions and limitations set forth in the Agreement, and this Assignment is not intended to supersede or alter the obligations of the parties to the Agreement, which shall survive the execution and delivery of this Assignment. In the event of any inconsistencies between the terms of this Assignment and the terms of the Agreement, the parties agree that the terms of the Agreement shall control.

8.         Counterparts. This Assignment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

9.         Severability. If any provision of this Assignment is determined to be invalid or unenforceable, in whole or in part, it is the parties’ intention that such determination will not be held to affect the validity or enforceability of any other provision of this Assignment, which provisions will otherwise remain in full force and effect.

10.       Successors and Assigns. This Assignment will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized as of the date first above written.

VIKING ENERGY GROUP, INC.

/s/ James A. Doris
Name:	James A. Doris
Title:	Chief Executive Officer

CAMBER ENERGY, INC.

/s/ Louis G. Schott
Name:	Louis G. Schott
Title:	Interim Chief Executive Officer

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